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                                                               Exhibit 10.18


                       SEPARATION AGREEMENT, GENERAL RELEASE
                             AND COVENANT NOT TO SUE

     This Separation Agreement, General Release and Covenant not to Sue (this "Agreement") sets forth the complete terms under which the employment of Harold S. Wills ("Wills") with PSINet Inc. ("PSINet") will end. This
Agreement supersedes and replaces the Employment Agreement between PSINet and Wills dated April 3, 1996 as modified by the letter agreement dated October
16, 1998 and amended and restated by the letter agreement dated October 4, 1999 (collectively, the "Employment Agreement").

     1.   RECITALS

          a. Wills is presently serving as the President, Chief Operating Officer and a director of PSINet and in various capacities for certain subsidiaries and affiliates of PSINet.

          b. Wills and PSINet desire to conclude Wills' employment with PSINet on mutually satisfactory terms.

          c. Each reference in this Agreement to PSINet includes, unless otherwise required by the context of such reference, PSINet and any of its present or former divisions, affiliates, subsidiaries, parents, attorneys, trustees under any employee benefit plan, officers, directors, members, employees, agents, attorneys, representatives, predecessors, successors, and assigns.

     2.   CHANGE IN EMPLOYMENT STATUS

     Wills hereby resigns, effective as of November 2, 2000, from (a) his positions as President, Chief Operating Officer and a director of PSINet, (b) his positions as an officer, manager or director of, or other executive or fiduciary positions with, any subsidiary or affiliate of PSINet, and (c) his position as a director of any company where he was appointed to be elected to the Board of Directors of such company by PSINet, except as provided in
Section 5 in the case of clauses (b) and (c). Wills and PSINet agree that Wills' employment with PSINet will continue in an advisory capacity to the Chairman as specified in Section 3 below from November 2, 2000 through July 1, 2001 and will terminate on July 1, 2001. Wills specifically waives and renounces any claim for employment with PSINet after July 1, 2001 and PSINet waives the thirty (30) day notice of termination required by Section 5(a) of the Employment Agreement. The period between November 2, 2000 and July 1, 2001 is referred to herein as the "Transition Period".

     3.   TREATMENT DURING TRANSITION PERIOD. During the Transition Period:

          a. Wills will continue to be an employee of PSINet but will no longer be an executive employee. Wills position shall be advisor to the Chairman and his duties shall consist solely of consulting with the Chairman when initiated by the Chairman and providing such services to PSINet as the Chairman shall specifically direct in writing from time to time. Wills shall make himself available to the Chairman during

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regular business hours of PSINet but shall have no obligation to, and shall not without the prior request of the Chairman, come to the offices of PSINet. Wills will, to the extent that it is not unreasonably burdensome on Wills, consult with the Chairman at times other than during the regular business hours of PSINet. Nothing in this Agreement shall restrict Wills from consulting for other persons or entities during the Transition Period, provided that Wills provides PSINet advance written notice of such consulting opportunities and PSINet reasonably determines, and advises Wills in writing that, such consulting engagement would not violate Section 6 hereof or interfere with Wills' ability to perform services required under this paragraph.

          b. Wills will be paid a base salary at the rate of $600,000 per annum (i.e., only a ratable portion of such amount shall be payable for periods less than one year). This base salary will be payable in the same installments as PSINet regularly pays its other salaried employees.

          c. Wills will be provided employee benefits consisting of: participation in 401(k) and related plans; life, health, accident and disability insurance under PSINet's standard plans, policies and programs available to employees in accordance with the provisions of such plans, policies and programs.

          d. PSINet will continue to make the lease, insurance, service and maintenance payments on the company car currently provided to Wills. Wills shall be responsible for all other costs associated with operating the vehicle including, without limitation, all gasoline.

          e. All outstanding employee stock options previously granted to Wills will continue to vest according to their terms, but Wills will not be entitled to any additional grant of employee stock options. Upon the occurrence of a "change in control", all outstanding employee stock options shall immediately vest without any further action on the part of PSINet or Wills. As used in this Agreement, "change in control" shall mean: (i) the shareholders of PSINet approve an agreement for the sale of all or substantially all of the assets of PSINet; or (ii) the shareholders of PSINet approve a merger or consolidation of PSINet with any other corporation (and PSINet implements it), other than (A) a merger or consolidation which would result in the voting securities of PSINet outstanding immediately prior thereto continuing to represent more than eighty percent (80%) of the combined voting power of the voting securities of PSINet, or such surviving entity, outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of PSINet (or similar transaction) in which no "person" (as defined below) acquires more than thirty percent (30%) of the combined voting power of the Company's then-outstanding securities; or (C) any "person", as such term used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than (1) PSINet or (2) any corporation owned, directly or indirectly, by PSINet or the shareholders of PSINet in substantially the same proportions as their ownership of stock of PSINet), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of PSINet representing thirty percent (30%) or more of the combined voting power of PSINet's then outstanding securities.

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          f.   PSINet will continue to provide Wills with his existing T-1 line, an inter.net e-mail account and the equipment listed on Schedule 1 attached hereto (the "Equipment"). All cellular telephone accounts relating to cellular telephones provided by PSINet to Wills will be transferred to Wills or canceled at the option of Wills, in which case Wills shall return to PSINet all cellular telephones related to such accounts.

          g. PSINet will make available the outside financial consulting advice on the terms such advice was made available to Wills prior to the date hereof.

          h. PSINet shall reimburse Wills for all reasonable and necessary out-of-pocket business expenses incurred by Wills in the course of performing his duties and rendering services specifically requested by the Chairman hereunder; provided (i) such expenses and the purpose for which they were incurred, are in accordance with PSINet's policies, and (ii) Wills timely submits to PSINet expense reports and substantiation of the expenses in accordance with PSINet's policies. Nothing in paragraphs d or f above shall preclude Wills from being reimbursed in accordance with PSINet's policies for the portion of operating expenses for the company car attributable to its business use or cellular telephone charges relating to the business use of cellular telephones.

          i. During the Transition Period, Wills will not be entitled to any employee benefits or prerequisites of any kind except as specifically provided by this Section 3.

          j. PSINet shall deduct from the base salary payable to Wills under paragraph a above all deductions and withholdings as may be required by law or by further agreement with Wills as a result of the compensation and benefits provided to Wills pursuant to this Section 3.

     4.   TREATMENT AFTER TRANSITION PERIOD

          a. During the period from July 2, 2001 through September 30, 2003. Wills will be paid severance payments at the rate of $600,000 per annum (i.e., only a ratable portion of such amount shall be payable for periods less than one year). These severance payments will be payable in the same installments as PSINet regularly pays its other salaried employees.

          b. During the period from July 2, 2001 through December 31, 2002. PSINet will provide at PSINet's expense, the health and other insurance that PSINet is obligated to make available to Wills pursuant to COBRA (the "COBRA Benefits"). On or prior to December 31, 2002, PSINet shall pay to Wills in a lump sum an amount equal to the cost to PSINet of providing the COBRA Benefits for the month of December 2002 multiplied by nine (9), less any deductions or withholdings that may be required by law.

          c. At the end of the Transition Period, PSINet will offer to assign to Wills the lease relating to the company car provided to Wills, subject to the lessor's consent. If Wills accepts such offer and the lessor consents, PSINet will make such assignment and Wills shall be responsible for making all payments (including insurance payments) and exercising any option to purchase under the lease. If Wills does not

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accept PSINet's offer to assign the lease or if the lessor does not consent to the assignment, Wills shall return the company car to PSINet on or prior to the end of the Transition Period.

          d. Wills shall be entitled to retain the Equipment after July 1, 2001. For the period from July 2, 2001 through September 30, 2003, PSINet will, unless otherwise directed by Wills, continue to provide the T-1 line to Wills and Wills shall be obligated to pay to PSINet the actual costs incurred by PSINet in providing such T-1 line. After September 30, 2003, the T-1 line will be canceled unless Wills pays PSINet the then-prevailing market rate for the rental of the T-1 line. Following July 1, 2001, Wills' inter.net e-mail account will be canceled unless Wills agrees to pay PSINet its standard charges for such account.

          e. PSINet acknowledges that Wills may exercise any employee stock options vested as of July 1, 2001 for a period of ninety (90) days after July 1, 2001 pursuant to their terms and the plans under which they have been granted. Wills acknowledges that no employee stock options will vest after July 1, 2001 and that all employee stock options not vested by July 1, 2001 as well as those not exercised within ninety (90) days after July 1, 2001 will automatically expire.

          f. After July 1, 2001, Wills will not be entitled to any employee benefits or perquisites of any kind except as specifically provided by this
Section 4.

          g. PSINet shall deduct from the severance payments payable to Wills under paragraph a above all deductions and withholdings as may be required by law or by further agreement with Wills as a result of the compensation and benefits provided to Wills pursuant to this Section 4, and PSINet may deduct from such severance payments any amounts which Wills is obligated to pay for the T-1 line or the inter.net e-mail account that are not otherwise paid by Wills.

     5.   DIRECTORSHIPS.

          Wills agrees to resign from the Board of Directors of Xpedior, Inc. at the next board meeting of Xpedior, Inc. Wills agrees to resign from the Board of Directors of each of Worldpay Plc and Metrocall upon the request by PSINet at any after the earlier of July 1, 2001 or any breach by Wills of his obligations under this Agreement; provided, PSINet reserves the right to require Wills to resign from such Boards prior to July 1, 2001 if it determines that it is required to as a result of a conflict of interest or fiduciary obligation concern, in which event Wills hereby agrees to resign promptly upon the request of PSINet. During the period prior to the termination of the Transition Period that Wills serves on such Boards pursuant to this Section
5, PSINet shall afford Wills such rights of indemnification under PSINet's certificate of incorporation and bylaws and such directors' liability insurance coverage as, in each such case, are generally afforded to persons serving on such boards of directors at PSINet's request in accordance with the terms of such rights or insurance.

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     6.   RESTRICTIVE COVENANTS.

          a. From the date hereof through November 1, 2002 (the "Restricted Period"), Wills will not, without the prior written consent of the Chairman, discuss with any securities analyst, investment banker, securities professional (including any fund manager or employee), bank or lending institution (or person employed thereby), person or entity that is a party to or may be interested in a strategic transaction or business combination with PSINet or any of its affiliates or holder of PSINet securities anything concerning PSINet or any aspect of its business including, without limitation, its operations, assets, plans, projections or prospects. Without limiting the generality of the foregoing, Wills will not, without the prior written consent of the Chairman, hold himself out to any person or entity as representing PSINet or having the authority to bind PSINet in any matter.

          b. In consideration of the employment, compensation and other benefits provided to Wills by PSINet pursuant to this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Wills covenants to and agrees with PSiNet that during the Restricted Period Wills shall not, without the prior written consent of PSINet, either for himself or for any other person, firm or corporation, manage, operate, control, participate in the management, operation or control of, or engage in other activities or functions which he engaged in on behalf of PSINet, its subsidiaries or affiliates for, any other person or entity which is engaged in providing Internet-related, credit card processing, web-hosting or network or communications services competitive with PSINet (collectively, "Covered Services"). The foregoing shall in no event restrict Wills from: (i) writing or teaching, whether on behalf or for-profit, or not-for-profit institution(s); (ii) investing (without participating in management or operation) in the securities of any private or publicly traded corporation or entity; or (iii) becoming employed by or acting as a consultant to a hardware, software or other vendor to PSINet, provided that such vendor does not offer Covered Services. Should any portion of the covenants set forth in this paragraph be unenforceable because of the scope thereof, or the period covered thereby, or otherwise, the covenant shall be deemed to be reduced and limited to enable it to be enforced to the extent permissible under applicable laws and public policies.

          c. During the Restricted Period, Wills shall not, directly or indirectly, (i) hire or solicit any employee of PSINet or encourage any such employee to leave such employment provided, however, that Wills shall not be restricted to his hiring or solicitation activities with regard to PSINet employees who respond to general advertisements not targeted at PSINet employees, or (ii) solicit, induce or influence any customer, supplier, lender, lessor or any other person or entity which has a business relationship with PSINet to discontinue or reduce the extent of such relationship with PSINet.

          d. Wills shall not consult for or accept employment with other persons or entities after the Transition Period and during the Restricted Period unless Wills provides PSINet advance written notice of such consulting or employment


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opportunities. Any such consulting or employment must be in compliance with this Agreement, including this Section 6.

          e. Wills and PSINet acknowledge that any breach or threatened breach by Wills of any of the provisions in this Section 6 cannot be remedied by the recovery of damages, and agree that in the event of any such breach or threatened breach which is not cured with such thirty (30) day period, PSINet may pursue injunctive relief for any such breach or threatened breach. Wills shall not be entitled to any payments or other benefits or rights hereunder after the date of a breach of his obligations under this Agreement.

     7.   CONFIDENTIALITY.

     Wills agrees to keep the existence and terms of this Agreement in strict confidence, except that it is understood that Wills may disclose the existence and terms of this Agreement to members of Wills' immediate family, his attorney and his accountant and/or financial advisors, in each case where such person has an obligation of confidentiality, or as compelled by law or legal process. To the extent that Wills discloses the existence and terms of this Agreement to any of the individuals listed above or discloses as permitted by this Agreement any of the terms of this Agreement, Wills agrees to advise any such person of this strict confidentiality provision, and to use his best efforts to ensure that any person receiving this information shall maintain its confidentiality. Wills agrees to respond to any inquiries regarding his change in position or termination of employment with PSINet by stating "no comment," which shall be the exclusive and only acceptable response to such an inquiry. Wills agrees not to make any negative, adverse or otherwise disparaging remarks, or statements about PSINet to any person or entity. PSINet agrees to keep the existence and terms of this Agreement in strict confidence, except that it is understood that PSINet may disclose the existence and terms of this Agreement to its directors, officers, employees, attorneys, accountants and advisors who have a duty to maintain the confidentiality thereof or as required by law, rule, regulation, stock exchange rule or legal process. PSINet agrees not to, and shall use reasonable commercial efforts to ensure that its directors, officers and employees shall not, make any negative, adverse or otherwise disparaging remarks or statements about Wills to any person or entity. In the event either Wills or PSINet is served with any legal process referred to above, Wills or PSINet, as applicable, shall use reasonable efforts to provide notice thereof to the other party and assist such other party in obtaining a protective order with respect to such legal process.

     8.   CONFIDENTIAL INFORMATION.

     Wills understands and acknowledges that, in connection with his employment with PSINet, Wills has been privy to and has acquired certain proprietary and/or business information relating to PSINet and its subsidiaries and affiliates, including without limitation confidential information and trade or business secrets not readily available in the marketplace or to the public. In consideration of the employment, compensation and other benefits provided to Wills by PSINet pursuant to this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged,


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Wills agrees that, in addition to and not in limitation of applicable requirements of law, he will not disclose divulge or make available to any third party, directly or indirectly, any such confidential or proprietary information.

     9.   TRADING ACTIVITY.

     Wills agrees to refrain from selling, pledging, transferring, distributing or otherwise conveying, or engaging in any hedging activities with respect to, any securities of PSINet Inc. for the 90-day period following the effective date that he resigned his officer and director status with PSINet.

     10.  TERMINATION OF EMPLOYMENT AGREEMENT.

     Wills and PSINet hereby agree that the Employment Agreement is terminated and that neither of them shall have any rights thereunder; provided, however, that Section 7 of the Employment Agreement, and Sections 10, 11 and 12 of the Employment Agreement to the extent that such Sections relate to Section 7 of the Employment Agreement, shall survive the termination of the Employment Agreement.

     11.  GENERAL RELEASE ETC.

          a. By signing this Agreement, Wills agrees, for himself, his heirs, beneficiaries, devises, executors, administrators, attorneys, personal representatives, and assigns, and does hereby forever release and discharge PSINet from, and covenant not to sue for, any and all claims, debts, demands, accounts, judgments, rights, causes of action, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatever (including attorneys' fees and costs), whether in law or equity, known or unknown, asserted or unasserted, that he has or may have arising up to and including the date of execution of this Agreement, including without limitation, claims or causes of action related in any way to Wills' employment with PSINet and including any claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, liability in sort, claims of any kind that may be brought in any court or administrative agency, any claims under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Fair Labor Standards Act, or any other federal, state or local law relating to employment, employee benefits or the termination of employment, or any other claim arising out of or relating to Wills' employment with PSINet; provided, however, that the foregoing shall not constitute a waiver of (i) any rights of indemnification that Wills has pursuant to the certificate of incorporation or bylaws of PSINet or any of its subsidiaries or that he may have by Agreement with PSINet, in each case, subject to and in accordance with the terms thereof or (ii) any rights of Wills under this Agreement or any right to assert a claim under this Agreement. Wills understands and agrees that by signing this Agreement, Wills is forever barred from making such claims against PSINet and that should Wills institute any proceeding against PSINet with respect to any of the claims released herein, Wills agrees that this Agreement shall be deemed full and complete.

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accord, satisfaction and settlement of any such claim and shall constitute sufficient basis for its immediate dismissal.

          b. This Agreement is not and shall not be deemed an admission by PSINet of a violation of any statute or law or wrongdoing of any kind, nor is it an admission or finding that any claim that Wills might raise against PSINet is or would be in any way valid or meritorious. Wills and PSINet specifically acknowledge that this Agreement is being made solely for the purpose of concluding Wills' employment with PSINet amicably.

          c. Wills has agreed not to institute a suit or claim concerning any matter released or waived herein or sue PSINet concerning such released or waived claim. If Wills should violate this covenant and/or seek to challenge the validity of the release in paragraph a above, Wills agrees, as a condition precedent thereto, that he will immediately pay to PSINet $500,000, that all future payments by PSINet hereunder will cease and, further, that he will pay all costs and expenses of defending against such claim or suit incurred by PSINet, including reasonable attorneys' fees and disbursements. Such immediate return of monies and benefits paid and such payment of costs and expenses will not be required if Wills withdraws such claim or suit with prejudice within five (5) business days of his receipt of a written demand for withdrawal and/or cessation. Wills further agrees that this Agreement shall be sufficient basis for the immediate dismissal with prejudice of any such claim or suit regardless of the forum in which it was brought.

          d. Wills acknowledges that PSINet was represented by Nixon Peabody LLP in connection with this Agreement and the subject matter hereof. Wills waives any conflict of interest that may arise out of or relate to such representation by Nixon Peabody LLP or to any representation of PSINet by Nixon Peabody LLP that may arise out of or relate to this Agreement.

     12.  SPECIAL RELEASE NOTIFICATION.

     The General Release, Section 11, includes a release of all claims under the Age Discrimination in Employment Act ("ADEA") and, therefore, pursuant to the requirements of the ADEA, Wills acknowledges that he has been advised that this release includes, but is not limited to, all claims under the ADEA arising up to and including the date of execution of this release; to consult with an attorney and or other advisor of Wills' choosing concerning his rights and obligations under this release; to fully consider this release before executing it and that Wills has been offered ample time and opportunity to do so; and that this release shall become effective and enforceable 7 days following execution of this Agreement by Wills, during which 7 day period Wills may revoke his acceptance of this Agreement by delivering written notice to PSINet, and PSINet shall not be obligated to make any payments or provide any benefits hereunder.

     13.  NOTICES.

          All notices or other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by

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delivery in person, by telecopy (with confirmation of receipt), or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

     If to PSINet:

          PSINet, Inc.
          44983 Knoll Square
          Ashburn, Virginia 20147
          Attention: Vice President, Human Resources
          Telephone: (703) 726-1704
          Telecopy No.: (703) 726-4254

     If to Wills:

          Harold S. Wills
          627 Innsbruck Avenue
          Great Falls, Virginia 22066
          Telephone: (703) 757-7299
          Telecopy No.: (703) 757-0311


or to such other address as any party may have furnished to the other party in writing in accordance with this Section 13.

     14. CONSTRUCTION OF AGREEMENT.

         a. Wills and PSINet agree that this Agreement, the exhibits hereto and the surviving provisions of the Employment Agreement contain all the promises and covenants made by them with respect to its subject matter. Wills understands and agrees that PSINet shall make no payments and shall have no obligation to Wills except as described herein.

         b. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York.

         c. If any provision of this Agreement is held invalid, such invalidity shall not invalidate the entire Agreement, and the remainder of the Agreement shall not be affected.

         d. This Agreement shall not be deemed valid, binding or executed until Wills and PSINet have signed the Agreement.

         e. Wills acknowledges that he has read this Agreement and understands its terms. Wills is satisfied with the terms of this Agreement and agrees that the terms are binding upon him.

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          f.   This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors, and to the extent permitted herein, assigns.

          g. This Agreement may be executed and delivered in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one original. This Agreement may be executed and delivered by facsimile signature which shall constitute an original signature for all purposes.

          IN WITNESS THEREOF, and intending to be legally bound, the parties have executed the foregoing on the dates shown below.

WITNESS the following signatures:

November 1, 2000                              PSINet, Inc.

                                              By: /s/ Kathleen B. Horne
                                                  ------------------------

                                              Name: Kathleen B. Horne
                                                    ----------------------

                                              Title: SVP & General Counsel
                                                     ---------------------

November 1, 2000                              /s/ Harold S. Wills
                                              -----------------------------
                                                   Harold S. Wills









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                                 SCHEDULE 1

1.   HP 700 Fax machine
2.   IBM Think Pad 370
3.   HP Office Jet G Series
4.   Car Phone that goes with the car
5.   Router and CSU/DSC that goes with the T-1 service.